Exhibit 4.5

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.

WARRANT TO PURCHASE

COMMON STOCK

OF

BASIN WATER, INC.

VOID AFTER

This Warrant is issued to BWCA I, LLC, a Delaware limited liability company or its registered assigns (“Holder”) by Basin Water, Inc., a California corporation (the “Company”), on             , 200    (the “Warrant Issue Date”). This Warrant is issued pursuant to the terms of that certain Business Loan Agreement dated as of the date hereof (the “Loan Agreement”) by and between the Holder and the Company.

1. Purchase Shares. Subject to the terms and conditions hereinafter set forth, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder hereof in writing), to purchase from the Company up to                      fully paid and nonassessable shares of Common Stock of the Company, as constituted on the Warrant Issue Date (the “Common Stock”). The number of shares of Common Stock issuable pursuant to this Section 1 (the “Shares”) shall be subject to adjustment pursuant to Section 7 hereof.

2. Exercise Price. The purchase price per share for the Shares shall be $4.00, as adjusted from time to time pursuant to Section 7 hereof (the “Exercise Price”).

3. Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on the Warrant Issue Date and ending at 5:00 p.m., California time, on                      (which date shall not be earlier than five (5) years after the Warrant Issue Date); provided, however, that in the event of (a) the closing of the Company’s sale or transfer of all or substantially all of its assets, or (b) the closing of the acquisition of the Company by another entity by means of merger, consolidation or other transaction or series of related transactions, resulting in the exchange of the outstanding shares of the Company’s capital stock such that the stockholders of the Company prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity, this Warrant shall, on the date of such event, no longer be exercisable and become null and void. In the event of a proposed transaction of the kind described above, Holder

- EXHIBIT 3 -

shall be given notice by Company at least forty-five (45) days prior to the anticipated Outstanding consummation of such event or transaction, and Holder shall be entitled to exercise outstanding Warrants during a period of at least forty-five (45) days prior to the consummation of the event or transaction and thereby receive consideration in the transaction on the same basis as other outstanding shares of the same class as the Shares acquired upon exercise.

4. Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 3 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(a) the surrender of the Warrant, together with a duly executed copy of the form of Notice of Election attached hereto, to the Secretary of the Company at its principal offices; and

(b) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

5. Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased shall be issued as soon as practicable thereafter (with appropriate restrictive legends, if applicable).

6. Issuance of Shares. The Company covenants that the Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable.

7. Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend or distribution with respect to its Common Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. The Exercise Price shall be adjusted by multiplying the Exercise Price immediately prior to the adjustment by a fraction, of which the numerator shall be the number of Shares purchasable upon the exercise of each Warrant immediately prior to the adjustment, and of which the denominator shall be the Number of Shares so purchasable immediately thereafter; provided however, that the aggregate purchase price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the Common Stock of the Company

(other than as a result of a subdivision, combination, or stock dividend provided for in Section 7(a) above), then lawful provision shall be made, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of shares of Common Stock as were purchasable by the Holder immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.

(c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of shares of Common Stock or other securities or property thereafter purchasable upon exercise of this Warrant.

(d) Rights Upon Liquidation. If (i) the Company shall make any distributions of its assets to holders of its shares of Common Stock as a liquidation or partial liquidation, or (ii) the Company shall liquidate, dissolve or wind-up its affairs (other than in connection with the consolidation, merger, or sale of all or substantially all of its property, assets and business as an entirety), then the Company shall cause to be mailed to Holder, by first class mail, at least twenty (20) days prior to the applicable record date, a notice stating the date on which distribution, liquidation, dissolution or winding-up is expected to become effective, and the date on which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property or assets (including cash) deliverable upon such distribution, liquidation, dissolution or winding-up.

8. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

9. No Shareholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a shareholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of shareholder meetings, and such Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company. However, nothing in this Section 9 shall limit the right of the Holder to be provided the notices required under this Warrant.

10. Representations and Warranties of the Holder. The Holder represents, by accepting this Warrant, that it is an “accredited investor” as that term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and understands that this Warrant and any securities issuable upon exercise of this Warrant have not been registered for sale under federal or state securities laws or “Blue Sky” laws and are being offered and sold to the Holder pursuant to one or more exemptions from the registration requirements of such securities laws. The Holder further understands that neither this Warrant nor the Shares have been qualified under the California Corporations Code by reason of their issuance in a transaction exempt from the qualification requirements of such law, which exemption depends upon, among other things, the Holder’s representations made herein. The Holder further represents to the Company that it is acquiring this Warrant and will acquire any securities issuable upon exercise of this Warrant for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act, and agrees that this Warrant and any such securities will not be sold or otherwise transferred unless (i) a registration statement with respect to such transfer is effective under the Securities Act and any applicable state securities laws or “Blue Sky” laws or (ii) the Holder has delivered to the Company an opinion of counsel reasonably satisfactory to the Company, at the Holder’s expense, that such sale or transfer is made pursuant to one or more exemptions from the Securities Act.

11. Non-Registered Securities. This Warrant is issued in connection with a Business Loan Agreement, which provides for the issuance of the Warrant, by and between the Company and the initial Holder. The Warrant must be acquired for the account of the Holder for investment purposes only and not with a view toward resale, exchange or distribution. The sale or other transfer of the Warrant is greatly restricted because the Warrant will not be registered for sale under the Securities Act or qualified for sale under any state securities laws, and may therefore have to be held indefinitely unless subsequently registered under the Securities Act and qualified under applicable state laws or an exemption from such registration or qualification is available. No market exists for the Warrant or the Shares and it is unlikely that any substantial market will develop. Investors who do not wish or who are financially unable to remain as Holders for a substantial period of time are advised against investment in the Warrant offered hereby. There are no registration rights associated with the Common Stock of the Company

12. Transfers of Warrant. Subject to compliance with applicable federal and state securities laws and the other provisions of this Warrant, this Warrant and all rights hereunder are transferable in whole or in part (but if in part, for no less than 50,000 shares then subject hereto) by the Holder to any person or entity upon prior written notice to the Company. The transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the holders one or more appropriate new warrants. If, at the time of any transfer of any of this Warrant, such Warrant is not registered under the Securities Act, the Company may require, as a condition to allowing such transfer, that the Holder or transferee of this Warrant furnish to the Company such information as, in the opinion of the Company’s counsel, is necessary to establish that such transfer may be made without registration under the Securities Act, including without limitation an opinion of the Holder’s or such transferee’s counsel, and shall include a written statement that the transferee is acquiring the Warrant for such transferee’s own account, for investment and not with a view to the sale or distribution of the Warrant or the Shares nor with any then-present intention of distributing or selling the Warrant or the Shares. Any such Warrant certificate may, at the Company’s sole option and discretion, include any legend considered necessary or desirable to comply with the Securities Act.

13. Market Stand-Off.

(a) The Holder hereby agrees that from the earlier to occur of (i) the date of the closing of the issuance and sale of shares of Common Stock of the Company in the Company’s first underwritten public offering pursuant to an effective registration statement under the Securities Act (the “IPO”) or (ii) the first date (the “Trading Date”) on which the Common Stock (or securities received in exchange for Common Stock) trades on a national securities exchange or on the NASDAQ (a “Trading Event”) and continuing for a period of 180 days thereafter or such longer period not to exceed 270 days as may be requested by the underwriter or underwriters of the IPO (the “Lock-Up Period”), the Holder will not, without the prior written consent of the Company, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities exchangeable, convertible or exercisable for shares of Common Stock purchased or acquired by the Holder.

(b) In connection with any subsequent public offering of the Company’s securities, the Holder hereby agrees to be subject to a lock-up for a period of 90 days (the “Subsequent Lock-Up Period”). The foregoing lock-ups shall be applicable regardless of whether the securities are then registered for re-sale under the Securities Act. This Section 13 shall be binding upon any transferee of the Warrant or the Shares.

(c) In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to any shares of Common Stock or securities exchangeable, convertible or exercisable for shares of Common Stock of the Holder or its transferee (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. The foregoing Lock-Up Period and Subsequent Lock-Up Period(s) shall be applicable to Holder only if, and then to the extent that, all officers and directors of the Company enter into and comply with similar lock up agreements.

14. Reservation of Shares. The Company shall, at all times while the Warrants are exercisable, keep reserved out of its authorized Common Stock, a number of shares of Common Stock sufficient to provide for the exercise of the rights of purchase represented by the outstanding Warrants.

15. Registration Rights.

(a) If the Company shall determine to register any of its securities either for its own account or the account of the security holder or holders exercising their respective demand registration rights, if any, other than a registration relating solely to employee benefit plans or registration relating solely to a Commission Rule 145 transaction or otherwise on Commission Form S-4 or a comparably similar registration form, or a registration of shares to be issued in connection with a merger or acquisition, or a registration on any registration form that does not permit secondary sales, the Company will:

(i) promptly give to Holder written notice thereof;

(ii) use its reasonable best efforts to include in such registration (and any related qualifications under blue sky laws or other compliance) all of the Shares of Common Stock issued pursuant to the exercise of the Warrants granted hereunder and any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the Shares referenced above as specified in a written request to Company made by the Holder or any successor in interest within 15 days after the Company’s notice to Holder provided in subparagraph (i) above; provided however, that the shares to be registered shall not include any shares of Common Stock which have been previously registered or which have been sold to the public or which have been sold in private transactions in which the transfer’s rights under this Warrants were not assigned (collectively, the “Registerable Securities”). For purposes of this Warrant, the term “register” or “registration” will refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and any applicable rules and regulations thereunder, and the declaring or ordering of the effectiveness of such registration statement;

(iii) pay all expenses incurred and effecting any such registration, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses of any regular or special audits incident to or required by any such registration;

(iv) cause such Registerable Securities to be listed on each securities exchange or quoted on such automated quotation system on which such similar securities issued by the Company are then listed or quoted;

(v) provide a transfer agent and registrar for all Registerable Securities and Common stock registered pursuant to such registration statement and a CUSIP for all such Registerable Securities and Common Stock, in each case not later than the effective date of such registration;

(vi) otherwise use its reasonable efforts to comply with all applicable rules and regulations of the Commission; and

(vii) to the extent permitted by law, indemnify, defend and hold harmless Holder and any successor thereof, and each of its officers, directors, members, and partners, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 15, (or actions, proceedings, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of any material fact contained in the registration statement and prospectus, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (each, a “Violation”), and will reimburse Holder, each of its officers, directors, members, and partners, for any legal and any other expenses reasonable incurred in connection with investigating, defending and settling any such claim, loss, damage, liability or action, provided, however, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon any untrue statement (or alleged untrue statement) or omission (or alleged omission) based upon written information furnished to the Company by the Holder for the purpose of being included therein; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of Holder, or any person controlling such Holder, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person by Holder, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability. It is agreed that the indemnity contained in this section should not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) At such time as the Company becomes subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), it will use its commercially reasonable best efforts to file with the Securities and Exchange Commission (the “Commission”) the reports required to be filed by it pursuant to Section 13 or Section 15(d) of the Exchange Act and applicable rules and regulations thereunder, and shall use its commercially reasonable best efforts to maintain full compliance with the current public information requirements of Rule 144 promulgated under the Securities Act or any similar successor to such rule.

(c) To the extent permitted by law, Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other person selling securities in such registration statement or any controlling person of any such underwriter, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent that the Violation occurs in reliance upon and in conformity with written information furnished by Holder for use in connection with such registration; and Holder will reimburse any person intended to be indemnified pursuant to this paragraph (c), for any legal or other expenses reasonably incurred by such person in connection with investigating, defending and settling such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this paragraph (c) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld).

(d) The Company shall have the right to terminate or withdraw any registration initiated by it prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

(e) In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section to include any of the Holder’s securities in such underwriting unless it accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enters into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company, and then only in such quantity as the management or the underwriters reasonably determine in good faith will not jeopardize the success of the offering by Company. Notwithstanding any other provision of this Section, if the management or the underwriters reasonably believe in good faith that marketing or other factors require a limitation on the number of shares to be underwritten, the management or the underwriters may (subject to the limitations set forth below) exclude all Holder’s securities from, or limit the number of securities to be included in, the registration and underwriting.

16. Co-Sale Rights.

(a) Until the successful completion of the IPO, none of Peter L. Jensen, Scott Katzmann, William D. Watt and Keith R. Solar (each, a “Selling Shareholder” and collectively “Sellers”) may sell or otherwise dispose of any shares of capital stock of the Company beneficially owned or controlled by such Selling Shareholder including, without limitation, Common Stock, unless the Selling Shareholder has given notice to Holder in writing of such intended sale or disposition at least twenty (20) calendar days prior to the date thereof, which notice shall state the material terms, including without limitation, the purchase price and other material terms and conditions of payment, the date on or about which the sale is to be made, the number or amount of the securities to be sold or disposed of, and the intended buyer.

(b) Within fifteen (15) calendar days after receipt of the notice provided in paragraph (a) above (i) Holder may notify the Selling Shareholder that the Holder will sell to the buyer named in the notice (the “Buyer”), Holder’s pro rata portion (being the percentage obtained by dividing the number of shares of the Company’s Common Stock owned by Holder by the number of such shares owned by all shareholders of the Company) of the number of shares proposed to be sold on the same terms as the Selling Shareholder sets forth in its notice to the Holder. If Holder elects to sell to Buyer, Holder must deliver to the Selling Shareholder certificates representing the number of shares of capital stock no later than two (2) calendar days prior to the proposed closing of such transaction. The Selling Shareholder shall be obligated to remit Holder’s portion of the sale proceeds to Holder by delivering to Holder a certified or cashier’s check within two (2) calendar days following the closing. No costs of sale shall be charged against Holder’s portion of the sale proceeds without the prior written consent of the Holder which consent shall not be unreasonably withheld. If the Holder does not send notice to the Selling Shareholder pursuant to paragraph (b)(i) above, then such Selling Shareholder shall be free to sell its stock for up to ninety (90) days, but only to the Buyer and only at the price and on the terms and conditions, as those set forth in the notice sent to the Holder.

(c) If any material or economic terms of the initial proposal are modified, the Selling Stockholder shall follow the same procedure with respect to the modified proposal as are provided above with respect to the original proposal.

(d) Notwithstanding anything to the contrary in the foregoing provisions, Holder shall have no right of co-sale pursuant to this section if the Selling Shareholder (i) sells securities as part of any public offering by the Company, or (ii) sells or otherwise transfers, with or without consideration, any securities to any spouse or member of such person’s immediate family, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of the Selling Shareholder’s spouse or members of the Selling Shareholder’s immediate family, or to a trust for himself, or a charitable remainder trust and which transferee agrees in writing to comply with this section.

(e) Concurrently herewith, each married Selling Shareholder of the Company shall cause his/her spouse to execute an adoption, ratification and consent in the form attached hereto as Exhibit “A”.

(f) Notwithstanding anything herein to the contrary, Holder’s rights of co-sale under Section 16 shall terminate immediately upon the closing of the IPO.

(g) Notwithstanding anything herein to the contrary, Holder’s right to sell under this section shall be subject to any current or future security holder’s co-sale rights; provided Holder’s rights of co-sale are not diminished, reduced or otherwise negatively effected thereby.

17. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder hereof and their respective successors and permitted assigns.

18. Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of a majority of shares of Common Stock issued or issuable upon exercise of Warrants issued pursuant to the Loan Agreement. Any waiver or amendment effected in accordance with this Section shall be binding upon each holder of any Shares purchased under this Warrant at the time outstanding, each future holder of all such Shares, and the Company.

19.	Effect of Amendment or Waiver. The Holder acknowledges that by the operation of Section 18 hereof, the holders of a majority of shares of Common Stock issued or issuable upon exercise of Warrants issued pursuant to the Loan Agreement will have the right and power to diminish or eliminate all rights of such Holder under this Warrant or under the Loan Agreement.

20. Notices. All notices required under this Warrant shall be in writing and shall be deemed to have been given or made for all purposes (i) upon personal delivery, (ii) upon confirmation receipt that the communication was successfully sent to the applicable number if sent by facsimile; (iii) one day after being sent, when sent by professional overnight courier service, or (iv) five days after posting when sent by registered or certified mail. Notices to the Company shall be sent to the principal office of the Company set forth on the signature page hereto (or at such other place as the Company shall notify the Holder hereof in writing). Notices to the Holder shall be sent to the address of the Holder set forth on the signature page hereto (or at such other place as the Holder shall notify the Company hereof in writing).

21. Attorneys’ Fees. If any action of law or equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to its reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which it may be entitled.

22. Captions. The section and subsection headings of this Warrant are inserted for convenience only and shall not constitute a part of this Warrant in construing or interpreting any provision hereof.

23. Governing Law. This Warrant shall be governed by the laws of the State of California as applied to agreements among residents made and to be performed entirely within the State of California.

24. Counterparts. This Warrant may be executed in counterparts (including facsimile versions), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Holder have each caused this Warrant to be executed by an officer thereunto duly authorized.

Dated:	Basin Water, Inc., a California corporation

By:
(Vice) President (Print Name legibly):

By:
(Assistant) Secretary (Print Name legibly):

Dated:	BWCA I, LLC, a Delaware limited liability company

By:
Authorized Signatory (Print Name legibly):

NOTICE OF EXERCISE

To: [CORPORATION NAME]

The undersigned hereby elects to purchase              shares of Common Stock of             , pursuant to the terms of the attached Warrant and payment of the Exercise Price per share required under such Warrant accompanies this notice.

The undersigned hereby represents and warrants that the representations and warranties contained in Section 10 of the Warrant are true and correct as of the date hereof as if they had been made on such date with respect to the Shares and that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

HOLDER:

By:
[NAME]
Address:

Date:

Name in which shares should be registered: